Rocky Mountain High Brands Announces Doug Gillen Joins Company as Vice President of Sales

DALLAS, February 7, 2019, (GLOBE NEWSWIRE) -- Rocky Mountain High Brands, Inc. (OTCQB: RMHB), a fully reporting lifestyle brand management company specializing in high-quality health and wellness products, announced today that Doug Gillen has joined the Company as Vice President of Sales.

Mr. Gillen has over twenty-six years of distribution experience. Over twenty years of that experience is with Republic National Distributing Company (“RNDC”), the second largest wine and spirits distributor in the United States. He served in various key roles, each with increased responsibility.

Mr. Gillen’s major accomplishments included:

•	Gallo Trained – intensive, exclusive Gallo sales training program
•	Retail Sales Manager - Serviced over 3,000 major retail accounts
•	On-Premise Wine Sales Manager - Serviced over 1,500 hospitality accounts
•	VP of Marketing - Texas, built marketing department that produced record profits for RNDC Texas, and extended the same model to four other states in the region, which led to his promotion of Regional VP of Marketing over five states.

Michael Welch, President and Chief Executive Officer of Rocky Mountain High Brands, Inc., stated, “We are thrilled to have Doug Gillen join our Executive Management Team. Mr. Gillen’s extensive retail distribution experience and contacts will be extremely valuable to our Company as we relaunch our products into the retail distribution network in 2019.”

About Rocky Mountain High Brands:

ROCKY MOUNTAIN HIGH BRANDS, INC., (RMHB) is a publicly-traded, lifestyle brand management company that markets “good for you” products to health-conscious consumers.

We are committed to empowering, motivating and inspiring healthy lifestyle habits that create a positive impact on everyday people. We reach those people with our brand messages and change people’s lives with our products. Our products inspire people to choose wellness and healthy lifestyles.

Our mission is to help people live more productive and healthier lives.

The Company currently markets a naturally flavored hemp-infused functional beverage under the name Rocky Mountain High. RMHB also bottles and distributes a naturally high alkaline spring water under the name Eagle Spirit Spring Water. In March 2018, the Company launched its HEMPd product line, which currently consists of CBD-infused topicals and nutraceuticals. The Company introduced a line of HEMPd CBD-infused functional beverages in the fourth quarter. The Company acquired FitWhey, a unique water-based protein drink that is naturally sweetened, flavored and colored that combines the highest quality whey protein isolate with caffeine. RMHB continues to be innovative through R&D and bringing new products to market.

Our vision is to create and sell “good for you” products that touch people in fun, unique and relevant ways.

For interested investors, our stock symbol is RMHB.

For corporate information, please visit: RockyMountainHighBrands.com

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Safe Harbor Act: This release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties including, but not limited to, the impact of competitive products, the ability to meet customer demand, the ability to manage growth, acquisitions of technology, equipment, or human resources, the effect of economic business conditions and the ability to attract and retain skilled personnel. The Company is not obligated to revise or update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact:

Michael Welch, President and Chief Executive Officer

michael@rockymountainhighbrands.com

Investor Relations:

David Seeberger, Vice President and General Counsel

Phone:   (972) 833-1585

Fax:     (214) 593-5617

david@rockymountainhighbrands.com